                                 SCHEDULE 14A

                    Information Required in Proxy Statement

                           SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                         Nu Horizons Electronics Corp.
               (Name of Registrant as Specified in its Charter)

                         Nu Horizons Electronics Corp.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(I)(1), or 14a-6(j) (2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(I)3.
[_] Fee computed on table below per Exchange Act Rules 14a-6(I)(4)and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4) Proposed maximum aggregate value of transaction:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Dated Filed:

                         NU HORIZONS ELECTRONICS CORP.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              September 26, 2001

To our Stockholders:

   The Annual Meeting of Stockholders of NU HORIZONS ELECTRONICS CORP. will be held on Wednesday, September 26, 2001 at the de Seversky Conference Center, Northern Boulevard, Old Westbury, New York at 10:00 a.m. At the meeting, you will be asked to vote on

   1. The election of three directors to serve for a term of three years, until the 2004 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified; and

   2.  Any other matters that properly come before the meeting.

   If you are a stockholder of record at the close of business on August 3, 2001, you are entitled to vote at the meeting or at any adjournment or postponement of the meeting. This notice and proxy statement are first being mailed to stockholders on or about August 10, 2001.

   Please sign, date and return the enclosed proxy as soon as possible so your shares may be voted as you direct.

                                          By Order of the Board of Directors,

                                          RICHARD S. SCHUSTER
                                          Secretary

Dated: Melville, New York
        August 10, 2001

                         NU HORIZONS ELECTRONICS CORP.
                                70 Maxess Road
                           Melville, New York 11747

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                         Wednesday, September 26, 2001

   Our annual meeting of stockholders will be held on Wednesday, September 26, 2001 at the deSeversky Conference Center, Northern Boulevard, Old Westbury, New York 11568, at 10:00 a.m. Our Board of Directors is soliciting your proxy to vote your shares of common stock at the annual meeting. This proxy statement, which was prepared by our management for the board, contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting and is first being sent to stockholders on or about August 10, 2001.

                               ABOUT THE MEETING

What is being considered at the meeting?

   You will be voting for the election of 3 directors for a term of 3 years. We do not expect to ask you to vote on any other matters at the meeting.

   In addition, our management will report on our performance during fiscal 2001 and respond to your questions.

Who is entitled to vote at the meeting?

   You may vote if you owned stock as of the close of business on August 3, 2001. Each share of stock is entitled to one vote.

How do I vote?

   You can vote in two ways:

      1. By attending the meeting; or

      2. By completing, signing and returning the enclosed proxy card.

Can I change my mind after I vote?

   Yes, you may change your mind at any time before the polls close at the meeting. You can do this by (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again at the meeting.

What if I return my proxy card but do not include voting instructions?

   Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors.

What does it mean if I receive more than one proxy card?

   It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 718-921-8000.

Will my shares be voted if I do not provide my proxy?

   Yes, if they are held in a brokerage account. Your shares may be voted under certain circumstances if they are held in the name of the brokerage firm. Brokerage firms generally have the authority to vote customers unvoted shares, which are referred to as "broker non-votes," on certain routine matters, including the election of directors. When a brokerage firm votes its customer's unvoted shares, these shares are also counted for purposes of establishing a quorum.

   If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

How many votes must be present to hold the meeting?

   Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to conduct our meeting, a majority of our outstanding shares as of August 3, 2001, must be present at the meeting. This is referred to as a quorum. On August 3, 2001, we had 16,561,783 shares issued and outstanding.

What vote is required to elect directors?

   Directors are elected by a plurality of the votes cast. Abstentions will have no effect on the voting outcome with respect to the election of directors.

                       PROPOSAL 1--ELECTION OF DIRECTORS

   Our by-laws provide for a Board of Directors of not less than three nor more than ten directors, classified into three classes as nearly equal in number as possible, with each class serving for a three-year period. Our Board of Directors now consists of eight directors. The directors in each class are:

             Class I                Class II               Class III
       (To Serve Until the     (To Serve Until the    (To Serve Until the
        Annual Meeting of       Annual Meeting of      Annual Meeting of
      Stockholders in 2003)   Stockholders in 2001)  Stockholders in 2002)
     ---------------------   ----------------------- ---------------------
      Paul Durando           Harvey R. Blau (1)(2)       Irving Lubman
      Herbert Gardner (1)(2) Dominic Polimeni (1)(2)     Arthur Nadata
      David Siegel (1)       Richard S. Schuster

--------
(1) Memberof Compensation Committee.
(2) Memberof the Audit Committee.

   Harvey R. Blau, Dominic Polimeni and Richard S. Schuster are nominated for election to Class II to hold office until our annual meeting of stockholders in 2004 or until their successors are chosen and qualified. Messrs. Blau, Polimeni and Schuster are currently serving as directors in Class II.

   Unless you indicate otherwise, shares represented by executed proxies will be voted FOR the election as directors of Messrs. Blau, Polimeni and Schuster. If any of them is unavailable, the shares will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

Nominee Biographies

   Harvey R. Blau (65 years old) has been a director since May 1984. Mr. Blau has been a practicing attorney in the State of New York since 1961, and is a member of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York, our corporate counsel. For more than the past five years, Mr. Blau has been Chairman of the Board of Griffon Corporation, a diversified industrial company that produces garage doors, specialty plastic films and electronic information and communication systems, and Aeroflex Incorporated, a company which designs, develops and manufactures microelectronic module, integrated circuit, interconnect and testing solutions, and a director of Reckson Associates Realty Corp.

   Dominic A. Polimeni (54 years old) has been a director since September 1997. Mr. Polimeni has been President, Chief Operating Officer and a director of Questron Technology, Inc., a provider of professional supply chain management solutions and inventory logistics management programs, since March 1995, and Chairman and Chief Executive Officer of Questron Technology, Inc. since February 1996. Mr. Polimeni has been a Managing Director of Gulfstream Financial Group, Inc., a privately held financial consulting and investment banking firm since August 1990. Prior to that he held the position of Chief Financial Officer of Arrow Electronics, Inc. from 1986 to 1991 and has been responsible for evaluating and negotiating over 50 acquisitions of distribution and ILM businesses. He also held several other positions, including general management positions, with Arrow over an eight year period. Mr. Polimeni began his career as a certified public accountant, becoming a partner in the New York office of Arthur Young & Company.

   Richard S. Schuster (52 years old) has been our Vice President, Secretary and a director since October 1982. For the seven years prior to joining us in October 1982, Mr. Schuster served as manager of Capar Components Corp., an importer and distributor of passive components, and a wholly-owned subsidiary of Diplomat Electronics Corp. For the six years prior to 1975, Mr. Schuster was employed by International Components Corp., responsible for production, engineering and sales of imported semiconductor and passive components.

Standing Director Biographies

   Paul Durando (57 years old) has been our Vice President, Finance since joining us in March 1991, Treasurer since September 1996 and has been a director since September 1994. Prior to joining us in March 1991, Mr. Durando served for six years as Executive Vice President of Sigma Quality Foods, Inc. From 1977 to 1984, he was Vice President, Operations of the Wechsler Coffee Corp. Mr. Durando was also associated with Deloitte Haskins & Sells for seven years.

   Herbert M. Gardner (61 years old) has been a director since May 1984. For more than the past five years, Mr. Gardner has been Senior Vice President of Janney Montgomery Scott Inc., investment bankers and underwriter of our May 1984 public offering. Mr. Gardner is Chairman of the Board of Supreme Industries Inc. and a director of Transmedia Network, Inc., TGC Industries Inc., Hirsch International Corp., Co-Active Marketing Group and Rumson-Fair Haven Bank and Trust Company.

   Irving Lubman (62 years old) has been our Chairman of the Board since October 1982 and Chief Operating Officer since September 1996. Mr. Lubman was our Chief Executive Officer from October 1982 to September 1996. Mr. Lubman has been actively involved in electronic components' distribution since 1957, when he joined Milgray Electronics Corp., holding the position of sales manager until 1968. From 1968 through October 1982, when he joined us, Mr. Lubman was corporate vice president of Diplomat Electronics Corp., also a distributor of electronic components.

   Arthur Nadata (55 years old) has been our President and a director since October 1982 and Chief Executive Officer since September 1996. Mr. Nadata was also our Treasurer from October 1982 to September 1996. Prior to joining us in October 1982, Mr. Nadata worked for eighteen years for Diplomat Electronics Corp. in various operational and sales positions of increasing responsibility, eventually becoming corporate vice president of sales and marketing.

   David Siegel (75 years old) has been a director since June 2000. For more than the past five years Mr. Siegel has been Vice President and director of Great American Electronics, a distribution company, which he founded. Mr. Siegel is also a director of Kent Electronics Corp., Micornetics Corp. and Surge Components Corp. Mr. Siegel previously served on our Board of Directors from September 1991 to October 1996.

Directors' Compensation

   Directors who are not our employees receive an annual fee of $3,000 for serving as members of our Board of Directors and $500 for each Board of Directors or committee meeting attended.

   Non-employee directors are also eligible for option grants pursuant to the provisions of our 2000 Outside Directors' Stock Option Plan. See "Executive Compensation--Stock Option and Benefit Plan--2000 Outside Directors' Stock Option Plan."

Board of Directors and Committee Meetings

   There were seven meetings of the Board of Directors during the fiscal year ended February 28, 2001. Three directors attended or participated in all of the meetings of the Board of Directors, four directors attended six meetings of the Board of Directors and one director attended five meetings of the Board of Directors.

   During the fiscal year ended February 28, 2001, there were two meetings of the Compensation Committee. All three directors who were members of the Compensation Committee during fiscal 2001 attended or participated in all of the meetings of the Compensation Committee. Our Compensation Committee reviews the performance of our executive officers and reviews compensation programs for our officers and key employees, including cash bonus levels and grants under our stock option plans. See "Compensation Committee Report on Executive Compensation." For the fiscal year ended February 28, 2001, there was one meeting of the Audit

Committee. All three directors who were members of the Audit Committee attended the Audit Committee meeting. Our Audit Committee is involved in discussions with our independent public accountants with respect to the scope and results of our year-end audit, our internal accounting controls and the professional services furnished by the independent auditors to us. See "Audit Committee Report." During fiscal 2001, we had no standing nominating committee or any committee performing similar functions.

Certain Transactions

   Harvey R. Blau, one of our directors, is a member of Blau, Kramer, Wactlar & Lieberman, P.C., our general counsel. For the fiscal year ended February 28, 2001, we paid $166,513 in legal fees to Blau, Kramer, Wactlar & Lieberman, P.C.

   For the fiscal year ended February 28, 2001, we received an aggregate $493,000 in respect of various electronic components sold to Procomponents, Inc. and PCI Manufacturing, two corporations in which Mitchell Lubman, Mr. Lubman's brother, is an officer and owns a greater than ten percent equity interest.

   For the fiscal year ended February 28, 2001, we received an aggregate $1,005,000 in respect of various electronic components sold to Brevan Electronics, a corporation in which Stuart Schuster, Mr. Schuster's brother, is an officer and owns a greater than ten percent equity interest.

                                  MANAGEMENT

Our Officers

   Our executive officers are:

Name                Position held with the Company
----                ------------------------------
Irving Lubman...... Chief Operating Officer and Chairman of the Board
Arthur Nadata...... President and Chief Executive Officer
Richard S. Schuster Vice President and Secretary
Paul Durando....... Vice President, Finance and Treasurer

                                STOCK OWNERSHIP

   The following table sets forth, as of August 3, 2001, information regarding the record and beneficial ownership of our common stock by (i) all persons known to be beneficial owners of more than 5% of our outstanding common stock, based solely on filings with the Securities and Exchange Commission; (ii) each director, (iii) our Chief Executive Officer and our three other most highly compensated executive officers; and (iv) all executive officers and directors as a group.

Name                                                    Shares       Percent
----                                              ------             -------
Paul Durando.....................................    36,554(1)(2)        *
Herbert M. Gardner...............................   120,781(3)           *
Harvey R. Blau...................................    10,642(3)           *
Dominic Polimeni.................................    14,650(3)           *
David Siegel.....................................    26,804(3)           *
Irving Lubman....................................   475,247(4)(5)      2.8%
Arthur Nadata....................................   887,385(4)(5)(6)   5.2%
Richard S. Schuster..............................   901,310(4)(5)(6)   5.3%
Merrill Lynch Investment Managers................ 1,785,860(7)        10.8%
All officers and directors as a group (8 Persons) 2,473,373           13.7%

Notes:

(*)Less than 1% of the Company's outstanding stock.
(1)Includes options exercisable within 60 days for 27,374 shares of common stock under the Company's 1998 Stock Option Plan and the 1994 Stock Option Plan.
(2)Includes 9,180 shares of fully vested common stock owned through the Employee Stock Ownership Plan, which include voting power.
(3)Includes options exercisable within 60 days for 89,500 shares of common stock for Mr. Gardner, 10,000 shares for Mr. Blau, 14,650 shares for Mr. Polimeni and 10,000 shares for Mr. Siegel under the Company's Outside Director Stock Option Plan.
(4)Includes options exercisable within 60 days for 400,833 shares of common stock for Mr. Lubman, 434,208 shares for Mr. Schuster and 477,082 shares for Mr. Nadata under the Company's 1998 Stock Option Plan and 1994 Stock Option Plan.
(5)Includes 24,743 shares of fully vested common stock owned through the Employee Stock Ownership Plan, which include voting power. These officers are also Trustees of the Plan.
(6)70 Maxess Road, Melville, New York 11747
(7)World Financial Center, North Tower, 250 Vesey Street, New York, New York
   10381

                            EXECUTIVE COMPENSATION

   The following table sets forth the compensation we paid to our Chief Executive Officer and each of our three other executive officers for the fiscal years ended February 28, 2001, February 29, 2000 and February 28, 1999.

                          Summary Compensation Table

                                                                     Long Term Compensation
                                            Annual Compensation(1)   -----------------------
                                          -------------------------- Securities
                                          Fiscal                     Underlying All Other(3)
     Name of Principal and Position        Year   Salary    Bonus    Options(2) Compensation
     ------------------------------       ------ -------- ---------- ---------- ------------
Irving Lubman............................  2001  $258,700 $1,560,860   82,500     $40,415
 COO, Chairman of the Board                2000   251,210    520,087  224,332      39,500
                                           1999   243,893    196,102   75,000      21,552
Arthur Nadata............................  2001  $258,700 $2,229,791  112,500     $37,910
 President and CEO                         2000   251,210    742,983  250,583      39,047
                                           1999   243,893    280,146  100,000      20,514
Richard Schuster.........................  2001  $258,700 $2,229,791   97,500     $35,724
 Vice President, Secretary and President,  2000   251,210    742,983  224,332      34,432
   NIC Components Corp.                    1999   243,893    280,146   75,000      18,330
Paul Durando.............................  2001  $180,000 $  187,400   15,000     $ 1,800
 Vice President, Finance and Treasurer     2000   155,000     80,724   23,625       1,550
                                           1999   150,000     31,011   10,000       1,500

--------
(1)No Other Annual Compensation is shown because the amounts of perquisites and other non-cash benefits provided by us do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.
(2)Number of shares have been adjusted to reflect our 3-for-2 stock split in October 2000 and 5% percent stock dividend in September 1999.
(3)The amounts in this column include our contributions on behalf of the named executive officer to our 401(k)-retirement plan in amounts equal to a maximum of 1% of the executive officer's annual salary and, for Messrs. Lubman, Nadata and Schuster contributions to life insurance policies where we are not the beneficiary, and the cost to us of the non-business use of our automobiles used by executive officers.

Employment Contracts

   On September 13, 1996, we signed employment contracts, as amended, with Messrs. Lubman, Nadata and Schuster for a continually renewing five year term. The employment contracts specify a base salary of $226,545 for each officer in 1997, which shall be increased each year by the change in the consumer price index. The employment contracts provide for payment to Mr. Lubman of an annual bonus of 2.33% and to each of Messers. Nadata and Schuster of an annual bonus equal to 3.33% (9% in the aggregate) of our consolidated earnings before income taxes. Benefits are also payable upon the occurrence of either a change in control of the company, as defined, or the termination of the officer's employment, as defined. In the event any of them terminates his employment within six months after a change in control, he will receive a lump sum payment equal to three-quarters of the remaining compensation under his employment agreement. The employment contracts also provide for certain payments of the executives' salaries, performance bonuses and other benefits in the event of death or disability of the officer for the balance of the period covered by the agreement.

   The following table sets forth certain information with respect to stock options granted to the officers named in the Summary Compensation Table during the fiscal year ended February 28, 2001.

                    Options/SAR Grants in Last Fiscal Year

                                                      Potential Realizable Value
                       % of Total                      at Assumed Annual Rates
                        Options   Exercise                  of Stock Price
                        Granted   Price(1)              Appreciation forEntire
             Options       to      ($ per  Expiration         Term(2)(3)
   Name     Granted(1) Employees   share)     Date    --------------------------
                                                           5%           10%
                                                      --------     ----------
P. Durando.   15,000       1.8%    $10.71   4/24/10       $101,100    $  257,700
I. Lubman..   82,500      14.6%     10.71   4/24/10        556,050     1,417,350
A. Nadata..  112,500      19.9%     10.71   4/24/10        758,250     1,932,750
R. Schuster   97,500      17.3%     10.71   4/24/10        657,150     1,675,050

--------
(1)Options were granted for a term of ten years, subject to earlier termination on termination of employment. Options become exercisable in two equal annual installments commencing one year from the date of grant. Options Granted and Exercise Price have been adjusted for a 3-for-2 stock split declared in September 2000 and paid on October 23, 2000.
(2)These amounts represent assumed rates of appreciation, which may not necessarily be achieved. The actual gains, if any, are dependent on the market value of our stock at a future date as well as the option holder's continued employment throughout the vesting period. Appreciation reported is net of exercise price.
(3)Potential Realizable Value is based on the assumed annual growth rates for the five-year option term. Annual growth of 5% results in a stock price of $17.45 per share and 10% results in a price of $27.78 per share for the recipients on the shares granted at $10.71. Actual gains, if any, on stock option exercises are dependent on the future performance of our stock as well as the option holder's continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved. Appreciation reported is net of exercise price.

   The following table sets forth certain information as to each exercise of stock options during the fiscal year ended February 28, 2001 by the persons named in the Summary Compensation Table and the fiscal year end value of unexercised options:

            Aggregated Option/SAR Exercises in Last Fiscal Year-end
                              Options/SAR Values

                                                                 Value of
                                                   Number of    Unexercised
                                                  Unexercised  In-the-Money
                                                 Options/SARs  Options/SARs
                                                   at FY End     at FY End
                                                 ------------- -------------
                     Shares Acquired    Value    Exercisable/  Exercisable/
          Name         on Exercise   Realized(1) Unexercisable Unexercisable
          ----       --------------- ----------- ------------- -------------
    Irving Lubman...     243,167     $3,989,490     199,145     $1,231,347
                                                    242,938      1,185,121
    Arthur Nadata...     195,667     $3,316,397     290,083      1,560,889
                                                    243,249      1,058,324
    Richard Schuster     195,666     $3,322,438     249,709      1,394,346
                                                    233,249      1,058,324
    Paul Durando....      76,126     $1,489,315          --             --
                                                     38,624        140,917

--------
(1)Market value less exercise price, before payment of applicable federal or state taxes.

Stock Option and Benefit Plans

Key Employees Stock Incentive Plan

   We have a Key Employees Stock Incentive Plan, approved by our stockholders in 1984, as amended in September 1987, which presently covers 712,765 shares of common stock. At February 28, 2001, options were outstanding for 192,450 shares and no shares were available for grant. The Key Employee Plan was intended to provide an additional means of inducing our executives and other "key salaried employees" (which is defined under Section 422A of the Internal Revenue Code) to join and remain with us by offering them a greater share of our stock and a greater identification with us.

1994 Stock Option Plan

   In September 1994, our stockholders approved the 1994 Stock Option Plan, as amended in September 1996, under which our key employees and officers, and those of our subsidiaries and affiliates, may be granted options to purchase an aggregate of 1,732,500 shares of our common stock (as adjusted for our 5% stock dividend and 3-for-2 stock split). The 1994 Plan is administered by our Compensation Committee, consisting of at least two members of the Board of Directors. The Compensation Committee, subject to provisions in the 1994 Plan, has the authority to designate, in its discretion, which persons are to be granted options, the number of shares subject to each option, and the period of each option. Each recipient must be our employee at the time of grant and throughout the period ending on the day three months before the date of exercise. Under the terms of the 1994 Plan, the exercise price of the shares subject to each option granted will be not less than 85% nor more than 100% of the fair market value at the date of grant or 110% of such fair market value for options granted to any employee or director who owns stock possessing more than ten percent (10%) of the total combined voting power of all of our classes of stock. Adjustments will be made to the purchase price in the event of stock dividends, corporate reorganizations, or similar events. During fiscal 2001, 434,250 options were granted under the 1994 Plan with an exercise price of $10.71. At February 28, 2001, options were outstanding for 629,982 shares and no options were available for grant.

   The Compensation Committee of the Board of Directors has the responsibility and authority to administer and interpret the provisions of the 1994 Plan. The Compensation Committee shall appropriately adjust the number of shares for which awards may be granted pursuant to the 1994 Plan in the event of reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering or any change in capitalization. The Board may, from time to time, amend, suspend or terminate any or all of the provisions of the 1994 Plan, provided that, without the participant's approval, no change may be made which would prevent an ISO granted under the 1994 Plan from qualifying as an ISO under Section 422A of the Internal Revenue Code of 1986, as amended or results in a modification of the ISO under Section 425(h) of the Internal Revenue Code or otherwise alter or impair any right theretofore granted to any participant; and further provided that, without the consent and approval of the holders of a majority of our outstanding shares of common stock present at that meeting at which a quorum exists, neither the Board nor the Committee may make any amendment which (i) changes the class of persons eligible for options; (ii) increases (except as provided under Section 1.6 of the 1994 Plan) the total number of shares or other securities reserved for issuance under the 1994 Plan;
(iii) decreases the minimum option prices stated in Section 2.2 of the 1994 Plan (other than to change the manner of determining Fair Market Value to conform to any then applicable provision of the Internal Revenue Code or any regulation thereunder); (iv) extends the expiration date of the 1994 Plan, or the limit on the maximum term of options; or (v) withdraws the administration of the 1994 Plan from a committee consisting of two or more members, each of whom is a Disinterested Person. With the consent of the participant affected thereby, the Committee may amend or modify any outstanding option in any manner not inconsistent with the terms of the 1994 Plan.

1998 Stock Option Plan

   In May 1998, our Board of Directors adopted the Nu Horizons Electronics Corp. 1998 Stock Option Plan, as amended, under which any of our directors, officers, employees or consultants, or those of our subsidiaries or affiliates, may be granted options to purchase an aggregate 1,653,750 shares of our common stock (as adjusted for our 5% stock dividend and 3-for-2 stock split). The 1998 Option Plan may be administered by our Board of Directors or a committee consisting of no fewer than two Non-Employee Directors, as defined under the Securities Exchange Act of 1934. Our Compensation Committee administers the 1998 Option Plan. Subject to the terms of the 1998 Option Plan, the Board of Directors or the Committee may determine and designate those directors, officers, employees and consultants who are to be granted stock options under the 1998 Option Plan and the number of shares to be subject to such options and the term of the options to be granted, which term may not exceed ten years. The Board of Directors or the Committee also, subject to the express provisions of the 1998 Option Plan, has the authority to interpret the 1998 Option Plan and to prescribe, amend and rescind the rules and regulations relating to the 1998 Option Plan. Only non-qualified stock options may be granted under the terms of the 1998 Option Plan. The exercise price for the options granted under the 1998 Option Plan will be not less than fair market value at the date of grant. The option price, as well as the number of shares subject to options granted or to be granted, shall be appropriately adjusted by the Committee in the event of stock splits, stock dividends, recapitalizations, and certain other events involving a change in our capital. During fiscal 2001, 7,500 options were granted under the 1998 Option Plan with an exercise price of $8.83. At February 28, 2001, options were outstanding for 1,344,397 shares and 32,409 options were available for grant.

Outside Director Stock Option Plan

   In September 1994, our stockholders approved the Outside Directors Stock Option Plan which covers 236,500 shares of our common stock (as adjusted for our 5% dividend and 3-for-2 stock split). The primary purposes of the Director Plan are to attract and retain well-qualified persons for service as our directors and to provide our outside directors with the opportunity to increase their proprietary interest in our continued success and further align their interests with the interests of our stockholders through the grant of options to purchase shares of our common stock. At February 28, 2001, options were outstanding for 84,150 shares and no options were available for grant.

   All of our directors who are not our employees were eligible to participate in the Director Plan.

   The Compensation Committee of the Board of Directors has the responsibility and authority to administer and interpret the provisions of the Director Plan. The Compensation Committee shall appropriately adjust the number of shares subject to options granted pursuant to the Director Plan in the event of reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering, or any change in capitalization.

   Under the Director Plan, each non-employee director then serving received, on June 1 of each year from 1994 through 1999, options to purchase 10,000 shares of common stock at a price equal to the closing price of the common stock on a national securities exchange upon which our stock is listed, or the average of the mean between the last reported "bid" and "asked" prices if the common stock is not so listed, for the five business days immediately preceding the date of grant. Options awarded to each outside director vest in three equal installments over a period of two years, subject to forfeiture under certain conditions and shall be exercisable by the non-employee director upon vesting.

2000 Stock Option Plan

   In July 2000, our Board of Directors adopted the Nu Horizons Electronics Corp. 2000 Stock Option Plan, under which any of our employees or consultants, or those of our subsidiaries or affiliates, may be granted options to purchase an aggregate 300,000 shares of our common stock (as adjusted for our 3-for-2 stock split). Our executive officers and directors are not eligible to participate in the 2000 Option Plan. The 2000 Option Plan may be administered by our Board of Directors or a committee of the Board consisting of no fewer than two Non-Employee Directors, as defined under the Securities Exchange Act of 1934. Our Compensation Committee administers the 2000 Option Plan. Subject to the terms of the 2000 Option Plan, the Board of Directors or the Committee may determine and designate those employees and consultants who are to be granted stock options under the 2000 Option Plan and the number of shares to be subject to such options and the term of the options to be granted, which term may not exceed ten years. The Board of Directors or the Committee also, subject to the express provisions of the 2000 Option Plan, has the authority to interpret the 2000 Option Plan and to prescribe, amend and rescind the rules and regulations relating to the 2000 Option Plan. Only non-qualified stock options may be granted under the terms of the 2000 Option Plan. The exercise price for the options granted under the 2000 Option Plan will be not less than fair market value at the date of grant. The option price, as well as the number of shares subject to options granted or to be granted, shall be appropriately adjusted by the Committee in the event of stock splits, stock dividends, recapitalizations, and certain other events involving a change in our capital. To date, no options have been granted under the 2000 Option Plan.

2000 Key Employee Stock Option Plan

   In November 2000, our stockholders approved the 2000 Key Employee Stock Option Plan under which our key employees and officers, and those of our subsidiaries and affiliates may be granted options to purchase an aggregate of 600,000 shares of our common stock (as adjusted for our 3-for-2 stock split). The 2000 Key Employee Plan may be administered by the Board of Directors or a compensation committee, consisting of two or more members of the Board of Directors who are Non-Employee Directors, as defined under the Securities Exchange Act of 1934. Our Compensation Committee administers the 2000 Key Employee Plan. Subject to the terms of the 2000 Key Employee Plan, the Board of Directors or the Committee may determine and designate those employees and consultants who are to be granted stock options under the 2000 Key Employee Plan, the number of shares to be subject to such options and the term of the options to be granted, which term may not exceed ten years. The Board of Directors or the Committee also, subject to the express provisions of the 2000

Key Employee Plan, has the authority to interpret the 2000 Key Employee Plan and to prescribe, amend and rescind the rules and regulations relating to the 2000 Key Employee Plan. Only non-qualified stock options may be granted under the terms of the 2000 Key Employee Plan. The exercise price for the options granted under the 2000 Key Employee Plan will not be less than 85% nor greater than 110% of the fair market value of our common stock at the date of grant. The option price, as well as the number of shares subject to options granted or to be granted, shall be appropriately adjusted by the Committee in the event of stock splits, stock dividends, recapitalizations and certain other events involving a change in or capital. During fiscal 2001, no options were granted under the plan and 600,000 options remain available for grant.

2000 Outside Directors' Stock Option Plan

   In November 2000, our stockholders approved the 2000 Outside Directors' Stock Option Plan which covers 210,000 shares of the Company's Common Stock (as adjusted for our 3-for-2 stock split). The primary purposes of the 2000 Director Plan are to attract and retain highly skilled individuals as directors, to provide additional incentive to such outside directors to serve as directors and to encourage their continued service on the Board of Directors. At February 28, 2001, there are 60,000 director options outstanding and 150,000 options remain available for grant.

   All of our directors who are not our employees, of which there are currently four, are eligible to participate in the 2000 Director Plan.

   The Board of Directors has the responsibility and authority to administer and interpret the provisions of the 2000 Director Plan. The Board of Directors may at any time amend, suspend or discontinue the 2000 Director Plan but no such action shall adversely affect any outstanding option without the consent of the optionee that holds such option. In the event of reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering, or any change in our capitalization, the number of shares covered by each outstanding option, the number of shares authorized under the 2000 Director Plan, as well as the exercise price of each outstanding option, shall be appropriately adjusted.

   Under the 2000 Director Plan, on November 9, 2000 each non-employee director then serving received options to purchase 15,000 shares of Common Stock at a price of $14.62 per share (the price of shares of common stock on November 9, 2000) and on the June 1 of each subsequent year each non-employee director then serving has been or will be granted options to purchase 15,000 shares of common stock at a price equal to the closing price of the common stock on a national securities exchange upon which the company's stock is listed or the mean between the high and low asked prices if the common stock is not so listed, on the day of determination. Options awarded to each outside director vest in three equal installments over a period of two years, subject to forfeiture under certain conditions and shall be exercisable by the outside director upon vesting.

Summary of Fiscal 2001 Stock Option Grants

   During fiscal 2001, we granted options to purchase 112,500 shares to Mr. Nadata, 97,500 shares to Mr. Schuster, 82,500 shares to Mr. Lubman and 15,000 shares to Mr. Durando at a price of $10.71 per share, and options to purchase 15,000 shares to each of Messrs. Blau, Gardner, Polimeni and Siegel at a price of $14.62 per share.

Employee Stock Ownership Plan

   In January 1987, we adopted an Employee Stock Ownership Plan which covers substantially all of our employees. The ESOP is managed by three Trustees, Messrs. Lubman, Nadata and Schuster (the "Trustees"), who vote the securities held by the ESOP (other than our securities which have been allocated to employees' accounts).

   The annual contributions to the ESOP are in such amounts as the Board of Directors in its sole discretion shall determine. Each employee who participates in the ESOP has a separate account and our annual contribution to an employee's account is not permitted to exceed the lesser of $30,000 (or such other limit as may be the maximum permissible pursuant to the provisions of Section 415 of the Internal Revenue Code and Regulations issued hereunder) or 25% of such employee's annual compensation, as defined under the ESOP.

   No contributions are required of, nor shall any be accepted from, any employee.

   All contributions to the ESOP are invested in our securities (except for temporary investments), the Trustees having the right to purchase our securities on behalf of employees. The Trustees are considered the stockholder for the purpose of exercising all owners' and stockholders' rights with respect to our securities held in the ESOP, except for voting rights which inure to the benefit of each employee who can vote all shares held in his account, even if said shares are not vested. Vesting is based upon an employee's years of service, employees generally becoming fully vested after six years.

   Benefits are payable to employees at retirement or upon death, disability or termination of employment, with payments commencing no later than sixty days following the last day of the ESOP year in which such event occurred. Subject to the right of the employee to demand payment in the form of our common stock, all benefits are payable in cash or in common stock, at the discretion of the Trustees.

   The Trustees are empowered to borrow funds for the purpose of purchasing our securities. The securities so purchased are required to be held in an acquisition indebtedness account, to be released and made available for reallocation as principal is repaid. In October 1997, on behalf of the ESOP, we entered into a revolving credit agreement with our bank which, as amended, provides for a $3,000,000 revolving line of credit at the bank's prime rate until October 2003. Direct borrowings under this line of credit are payable in forty-eight equal monthly installments commencing with the fiscal period subsequent to such borrowings. At February 28, 2001, the ESOP owned 602,130 shares at an average price of approximately $2.40 per share.

401(k) Savings Plan

   We sponsor a retirement plan intended to be qualified under Section 401(k) of the Internal Revenue Code. All non-union employees over age 21 who have been employed by us for at least six months are eligible to participate in the plan. Employees may contribute to the plan, on a tax-deferred basis, up to 15% of their total annual salary, but in no event more than the maximum permitted by the Internal Revenue Code ($10,500 in calendar 2000). Contributions by us are discretionary. Effective with the plan year ended February 28, 2001, we elected to make matching contributions at the rate of $0.25 per dollar contributed by each employee up to a maximum of 1% of an employee's salary vesting at the cumulative rate of 20% per year of service starting one year after commencement of service and, accordingly, after five years of any employee's service with us, our matching contributions are fully vested. As of February 28, 2001 approximately 250 employees had elected to participate in the plan. For the fiscal year ended February 28, 2001, we contributed approximately $117,968 to the plan, of which $9,561 was a matching contribution of $2,587 for each of Mr. Lubman, Mr. Nadata, Mr. Schuster and $1,800 for Mr. Durando.

   Filings made by companies with the Securities and Exchange Commission sometimes "incorporate information by reference." This means the company is referring you to information that has been previously filed with the SEC and that this information should be considered as part of the filing you are reading. The Compensation Committee Report, Stock Performance Graph and Audit Committee Report in this proxy statement are not incorporated by reference into any other filings with the SEC.

Compensation Committee Interlocks And Insider Participation

   During fiscal 2001, our Compensation Committee consisted of Messrs. Gardner (Chairman), Blau and Polimeni. Mr. Siegel joined the Compensation Committee in May 2001. Mr. Gardner is Senior Vice President of Janney Montgomery Scott, Inc., investment bankers, which acted as placement agent in connection with our $15 million private placement of convertible subordinated notes in August 1994. Mr. Blau is a partner in the law firm of Blau, Kramer, Wactlar & Lieberman, P.C. We use, and expect that we will continue to use, the services of Blau, Kramer, Wactlar & Lieberman, P.C. as our general counsel.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The compensation of our executive officers generally is determined by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a director who is not our employee nor an employee of any of our affiliates. The following report with respect to certain compensation paid or awarded to our executive officers during fiscal 2001 is furnished by the Compensation Committee.

General Policies

   Our compensation programs for executives are intended to enable us to attract, motivate, reward and retain management talent required to achieve aggressive corporate objectives in a rapidly changing industry, and thereby increase stockholder value. It is our policy to provide incentives to our senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our business. To attain these objectives, our executive compensation program includes a competitive base salary, and for certain executives, a substantial cash bonus which is "at risk" based on our earnings.

   Many of our employees, including our executive officers, also are eligible to be granted stock options periodically in order to more directly align their interests with our stockholders' long-term financial interests.

Relationship of Compensation to Performance

   The Compensation Committee annually establishes, subject to any applicable employment agreements, the salaries which will be paid to executive officers during the coming year. In setting salaries, the Compensation Committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in stock option plans, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance.

   Stock options are granted to key employees, including our executive officers, by the Compensation Committee under our stock option plans. The number of shares subject to options granted to each executive officer generally depends upon his or her base salary and the level of that officer's management responsibility.

   During fiscal 2001, options to purchase 112,500 shares were granted to Mr. Nadata, 97,500 shares were granted to Mr. Schuster, 82,500 shares were granted to Mr. Lubman and 15,000 shares were granted to Mr. Durando under the 1994 Stock Option Plan. Bonuses were paid to three executive officers, as set forth in the Summary Compensation Table, pursuant to the terms of their employment agreements and on a discretionary basis to Paul Durando, Vice President, Finance and director. The Compensation Committee determined that the bonus paid to Mr. Durando was appropriate in light of his contributions to the company's performance, his base salary level and the level of his management responsibilities.

Compensation of Chief Executive Officer

   The company has entered into an employment agreement with Arthur Nadata, the company's President and Chief Executive Officer, pursuant to which Mr. Nadata receives a base salary of $226,545, adjusted for CPI index increases, and an incentive bonus equal to three and thirty-three one-hundredths percent (3.33%) of the company's consolidated pre-tax earnings. In this way, a substantial portion of Mr. Nadata's cash compensation is tied directly to the company's profitability.

                                          The Compensation Committee:

                                          Herbert Gardner, Chairman
                                          Harvey R. Blau
                                          Dominic Polimeni
                                          David Siegel

                            AUDIT COMMITTEE REPORT

   As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed the audited financial statements with Nu Horizons management and discussed with Lazar, Levine & Felix, LLP, Nu Horizons independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

   The Audit Committee has received from Lazar, Levine & Felix, LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Lazar, Levine & Felix, LLP that firm's independence. Based upon these discussions with management and the independent accountants, the Audit Committee recommended to Nu Horizons that the audited consolidated financial statements for Nu Horizons be included in Nu Horizons Annual Report on Form 10-K for the fiscal year ended February 28, 2001 for filing with the Securities and Exchange Commission.

   The Audit Committee has also reviewed and discussed the fees paid to Lazar, Levine & Felix, LLP during the last fiscal year for audit and non-audit services, which are set forth below proxy statement under "Audit Fees," and has determined that the provision of the non-audit services are compatible with the firm's independence.

                                          The Audit Committee:

                                          Herbert Gardner, Chairman
                                          Harvey R. Blau
                                          Dominic Polimeni

Independence of Audit Committee

   In fiscal 2001, our Audit Committee consisted of Herbert Gardner (Chairman), Harvey Blau and Dominic Polimeni. Each of the persons who served on the Committee during fiscal 2001 is independent, as defined by Rule 4200(a)(15) of the NASD listing standards.

                                  AUDIT FEES

General

   During fiscal 2001, we paid Lazar, Levine & Felix, LLP fees in the aggregate amount of approximately $181,000. Of this amount, approximately $114,000 were fees for the fiscal 2001 audit and other audit services.

Financial Information Systems Design and Implementation Fees

   Lazar, Levine & Felix, LLP did not render any services related to financial information systems design and implementation during fiscal 2001.

All Other Fees

   Lazar, Levine & Felix, LLP rendered other services consisting primarily of tax assistance and consulting and audits of other entities within the consolidated group for statutory filing purposes. Aggregate fees billed for all other services rendered by Lazar, Levine & Felix, LLP for fiscal 2001 were $67,000.

                        COMPANY STOCK PERFORMANCE GRAPH

   The following graph compares our total stockholder return for a five year period (February 28, 1995 to February 28, 2001) with the cumulative total return of the NASDAQ Market Index (which includes us) and a peer group of companies selected by us for purposes of the comparison. Dividend reinvestment has been assumed and, with respect to companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                     AMONG NU HORIZONS ELECTRONICS CORP.,
                   NASDAQ MARKET INDEX AND PEER GROUP INDEX

  [CHART]
          NU HORIZONS ELECTRONICS     PEER GROUP INDEX    NASDAQ MARKET INDEX
  1996            100                     100                     100
  1997            59.2                    113.52                  120.03
  1998            40.4                    121.45                  163.24
  1999            28                      63.07                   210.94
  2000            114.71                  125.91                  409.77
  2001            103.31                  99.77                   191.78


                     ASSUMES $100 INVESTED ON MAR. 1, 1996
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING FEB. 28, 2001

Peer group includes All American Semiconductor, Arrow Electronics Inc., Avnet Inc., Bell Microproducts Inc., Jaco Electronics Inc., Kent Electronics Corp., Pioneer Standard Electronics and Reptron Electronics Inc.

                             INDEPENDENT AUDITORS

   Lazar, Levine & Felix LLP acted as our independent auditors for the fiscal year ended February 28, 2001 and has been selected by our Board of Directors, upon the recommendation of the Audit Committee, to continue to act as our independent auditors for our 2002 fiscal year.

   A representative of Lazar, Levine & Felix LLP plans to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                             FINANCIAL STATEMENTS

   A copy of our Annual Report to Stockholders for the fiscal year ended February 28, 2001 has been provided to all stockholders as of August 3, 2001. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                            ADDITIONAL INFORMATION

Compliance with Section 16 (a) of the Securities Exchange Act

   Section 16 (a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file report of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NASD. These officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and NASD.

   Based solely on our review of the copies of the forms we have received, we believe that all our executive officers, directors and greater than ten percent of beneficial owners complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2001.

Matters to Be Considered at the Meeting

   The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Cost of Solicitation

   The cost of soliciting proxies in the accompanying form, estimated to be $60,000, has been or will be paid by us. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and we may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, our officers and regular employees may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to send in their proxies without delay.

Deadline for Submission of Stockholder Proposals for the 2002 Annual Meeting

   Proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than April 12, 2002 to be included in the proxy statement for that meeting.

   In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of the company at our principal offices no later than June 26, 2002. If notice of any stockholder proposal is received after June 26, 2002, then the notice will be considered untimely and we are not required to present such proposal at the 2002 Annual Meeting. If the Board of Directors chooses to present a proposal submitted after June 26, 2002 at the 2002 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2002 Annual Meeting may exercise discretionary voting power with respect to such proposal.

   A copy of the Annual Report has been mailed to every stockholder of record. The Annual Report is not considered proxy soliciting material.

                                          By Order of the Board of Directors,

                                          RICHARD S. SCHUSTER
                                          Secretary
Dated: Melville, New York
        August 10, 2001

                          NU HORIZONS ELECTRONICS CORP.

                   BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING
                               SEPTEMBER 26, 2001

     The undersigned hereby appoints Arthur Nadata and Richard S. Schuster, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in Nu Horizons Electronics Corp., a Delaware corporation, at the annual meeting of stockholders scheduled to be held September 26, 2001 and any adjournments thereof.

                   (Continued and to be signed on other side)

        PLEASE MARK YOUR
/X/     VOTES AS IN THIS
        EXAMPLE USING DARK INK ONLY

1. Election of the following nominees listed at right, as set forth in the proxy statement:

         FOR all nominees listed at right         WITHHOLD authority to vote
         (except as marked to the contrary           for all nominees listed at
         below)                                      right

                  [  ]                                      [  ]

                                                 Nominees:

                                                     Harvey R. Blau
                                                     Dominic Polimeni
                                                     Richard S. Schuster

     (Instruction: To withhold authority to vote for any individual nominee, print the nominee's name on the line provided below)



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2.   To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. SHAREHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S)' NAME(S) IN THE BLANK SPACE PROVIDED
AT LEFT. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSAL SET FORTH AT LEFT.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

SIGNATURE
          -----------------------------------------------------------------

SIGNATURE(S)
            ---------------------------------------------------------------

DATED:
      ---------------------------------------------------------------, 2001

(Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If a signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)